Exhibit 99.2

Renalytix plc

(“Renalytix” or the “Company”)

Directorate Change

LONDON and NEW YORK, 31 October 2024 – Renalytix plc (LSE: RENX) (OTCQB: RNLXY), an artificial intelligence-enabled in vitro diagnostics company, focused on optimizing clinical management of kidney disease to drive improved patient outcomes and advance value-based care, announces that Dan Levangie, Non-Executive Director has stepped down from the Board of Renalytix, effective immediately, following the General Meeting today.

James McCullough, CEO of Renalytix plc, commented: “We would like to express our gratitude to Dan for all of his contributions to Renalytix during a very significant period for the business. Dan’s counsel through these past years has been invaluable as we have conducted a successful turn-around and refinancing of Renalytix and expanded our commercial introduction of KidneyIntelX for early prognosis of chronic kidney disease.”

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser and Joint Broker)	Tel: 020 7710 7600
Nicholas Moore / Nick Harland / Ben Good

Oberon Capital (Joint Broker)	Tel: 020 3179 5300
Mike Seabrook / Nick Lovering

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Alice Woodings	Mob: 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs.

For more information, visit www.renalytix.com